UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2011 (July 1, 2011)
Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation)	001-14956 (Commission File Number)	Not Applicable (IRS Employer Identification Number)

7150 Mississauga Road Mississauga, Ontario Canada (Address of principal executive offices)	L5N 8M5 (Zip Code)
Registrant’s telephone number, including area code: (905) 286-3000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On June 27, 2011, Valeant Pharmaceuticals International, Inc. (the “Company”) entered into an employment letter with Brian Stolz pursuant to which Mr. Stolz will serve as Executive Vice President of Administration and Chief Human Capital Officer. Effective July 1, 2011, Mr. Stolz replaced Mr. Mark Durham, who resigned, effective as of the same date, from his position as Senior Vice President, Human Resources, to pursue other interests. Mr. Durham’s last day of employment with the Company will be August 1, 2011.
     Durham Separation Agreement
     On July 7, 2011, the Company entered into a separation agreement with Mr. Durham. In connection with Mr. Durham’s termination of employment, and subject to him executing and not revoking a full release of claims, Mr. Durham will receive (i) a lump amount equal to $1,315,751 (representing Mr. Durham’s pro-rata 2011 annual bonus and all severance amounts payable to Mr. Durham) and (ii) continuation of health, medical, dental and vision care benefits for 12 months. In addition, any unvested equity compensation awards held by Mr. Durham, other than those equity awards granted to Mr. Durham pursuant to his 2010 employment letter, will vest pursuant to the terms of the awards.
     The foregoing description of the separation agreement is qualified in its entirety by reference to the separation agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
     Stolz Employment Letter
     The employment letter entered into with Mr. Stolz sets forth Mr. Stolz’s base salary of $450,000 and target and potential annual incentive compensation opportunity between 60% and 120% of base salary. Mr. Stolz is entitled to an additional $50,000 sign-on bonus; provided, that, if prior to June 27, 2012, Mr. Stolz terminates his employment for any reason other than for good reason or the Company terminates Mr. Stolz’s employment for cause, Mr. Stolz will be required to reimburse the Company for the gross amount of such award.
     The employment letter also provides for the grant of (i) a stock option to acquire 85,000 shares of Company common stock vesting ratably over a period of four years subject to Mr. Stolz’s continued employment with the Company through the applicable vesting date, and (ii) 45,000 performance share units vesting on the dates that are on the three year anniversary of the grant date, and three months prior and three months following such anniversary provided that certain total shareholder return hurdles are satisfied (and subject to earlier vesting in the event that the Company’s stock price exceeds certain specified thresholds) and Mr. Stolz remains employed with the Company through the applicable vesting date. Each of the equity awards is subject to accelerated vesting, or an earlier assessment of the achievement of applicable performance targets, in the event of Mr. Stolz’s termination of employment under certain circumstances or the event of a change in control of the Company. Mr. Stolz is required to comply with any share ownership requirements adopted by the Company.
     In the event of the termination of Mr. Stolz’s employment by the Company without cause or by Mr. Stolz for good reason (which includes a diminution in responsibility, compensation reduction, or the Company’s material breach of a material provision of the letter agreement), Mr. Stolz would be entitled to a cash severance payment equal to 1.6 times his base salary (or, in the event of a termination without cause or for good reason within twelve months following a change in control of the Company, two times the sum of his base salary and target annual bonus), a pro-rata annual bonus based on the lesser of actual performance of the Company and target, continued health and welfare benefits for 12 months, and outplacement services up to $20,000. Mr. Stolz is subject to a covenant not to solicit employees during his employment and for a period of twelve months thereafter.
     The foregoing description of the employment letter is qualified in its entirety by reference to the employment letter, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
10.1	Separation Agreement between Valeant Pharmaceuticals International, Inc. and Mark Durham, dated July 7, 2011.
10.2	Employment Letter between Valeant Pharmaceuticals International, Inc. and Brian Stolz, dated June 27, 2011.
Signatures
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.,
by	/s/ Robert R. Chai-Onn
	Name:	Robert R. Chai-Onn
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: July 7, 2011

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